Exhibit 2.1

Execution

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Business Combination Agreement (as defined herein) is made and entered into this November 18, 2021 by and among AGBA Acquisition Limited, a British Virgin Islands business company (the “Acquiror”), TAG International Limited, a British Virgin Islands business company (“B2B”), TAG Asset Partners Limited, a British Virgin Islands business company and a wholly owned subsidiary of B2B (“B2BSub”), OnePlatform International Limited, a Hong Kong company (“HKSub”), OnePlatform Holdings Limited, a Hong Kong company (“OPH”), TAG Asia Capital Holdings Limited, a British Virgin Islands business company (“Fintech”), and TAG Holdings Limited, a British Virgin Islands business company (“TAG”, and each of them sometimes referred to individually as a “Party” and, collectively, as the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

WITNESETH:

A.	The Parties have entered in a Business Combination Agreement dated November 3, 2021 (the “Business Combination Agreement”), contemplating certain merger and acquisition transactions.

B.	The Parties now desire to amend the Business Combination Agreement as set forth in this Amendment, pursuant to Section 13.2 thereof.

C.	This Amendment is supplemental to, amends, and supersedes, to the extent of any conflict, the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and upon and subject to the terms and the conditions hereinafter set forth, the Parties do hereby agree as follows:

1.	Amendments

1.1	The Business Combination Agreement shall be amended as set forth below:

(a)	Recital C shall be deleted in its entirety and replaced with the following:

“Prior to the Closing, OPH will merge with and into HKSub (the “OPH Merger”), with HKSub as the surviving entity. As a result of the OPH Merger, HKSub, as the combined surviving company, will, prior to the Closing, be a wholly owned subsidiary of B2B;”

(b)	The final sentence of the first paragraph of Article IV shall be deleted in its entirety and replaced with the following:

“References to B2B in this Article IV, except as set forth in Section 4.5, shall also refer to OPH for all periods prior to the OPH Merger, and to HKSub for all periods commencing as at the date of consummation of the OPH Merger and prior to the Closing Date.”

(c)	The final sentence of Section 4.5 shall be deleted in its entirety and replaced with the following:

“As of a time prior to the Closing, OPH has been merged into HKSub, with HKSub as the surviving entity.”

(d)	Section 4.34 shall be deleted in its entirety and replaced with the following:

“Representations and Warranties of OPH, HKSub and Fintech. Each of OPH (as at the date of this Agreement), HKSub (as at the date of consummation of the OPH Merger) and Fintech (as at the date of this Agreement) hereby represent and warrant to the Acquiror that each of the representations and warranties in Sections 4.1 to 4.5 are true, correct, and complete with respect to each of them. References to “OPH Capital Stock” in Section 4.5 are also to the issued and outstanding share capital of HKSub.”

(e)	Section 8.5 shall be deleted in its entirety and replaced with the following:

“The Group Parties shall procure that OPH and HKSub consummate the OPH Merger prior to the Closing, with HKSub as the surviving entity. B2B, OPH, HKSub and TAG shall take all reasonable other actions, including obtaining any other documents, certificates, agreements, and other writings, as may be necessary or desirable in order for the OPH Merger to become legally effective under Hong Kong Law.”

2.	Effect of Amendment

2.1	This Amendment is supplemental to, should be read in conjunction with, and should be construed as one document with the Business Combination Agreement. Each Party acknowledges that, save as expressly amended by this Amendment, the Business Combination Agreement remains and shall continue in full force and effect.

2.2	Upon the execution of this Amendment, each reference in the Business Combination Agreement to “this Agreement” or words of similar effect referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment. References to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment.

3.	Governing Law

This Amendment is governed by and shall be construed and interpreted in accordance with the laws of the State of New York.

4.	Counterarts and Facsimile

This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile or portable document format (.PDF) transmission.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

AGBA Acquisition Limited

By:	/s/ Gordon Lee
	Name:	Gordon Lee
	Title:	Chief Executive Officer

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

TAG International Limited

By:	/s/ Shu Pei Huang, Desmond
	Name:	Shu Pei Huang, Desmond

TAG Asset Partners Limited

By:	/s/ Shu Pei Huang, Desmond
	Name:	Shu Pei Huang, Desmond

OnePlatform International Limited

By:	/s/ Shu Pei Huang, Desmond
	Name:	Shu Pei Huang, Desmond

OnePlatform Holdings Limited

By:	/s/ Ng Wing Fai
	Name:	Ng Wing Fai

TAG Asia Capital Holdings Limited

By:	/s/ Ng Wing Fai
	Name:	Ng Wing Fai

TAG Holdings Limited

By:	/s/ Ng Wing Fai
	Name:	Ng Wing Fai

[Signature Page]

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